EXHIBIT 99.1


              INTERLINK ANNOUNCES DELAY IN FILING ITS ANNUAL REPORT

CAMARILLO, CALIFORNIA, MARCH 30, 2006 - Interlink Electronics, Inc. (Nasdaq:LINKE), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced that it will be unable to file its annual report on Form 10-K by March 31, 2006 as previously expected. In the course of preparing its 2005 year end audit, Interlink discovered two discrepancies in its historical financial statements. The first of these discrepancies involved accounting for stock options and resulted in an unrecorded, non-cash expense of approximately $100,000 in 2005, $200,000 in 2004, and $2,400,000 in 2001. This issue has been resolved and is awaiting final audit approval. The second discrepancy involves the valuation of certain inventory in transit between the parent company and Interlink's Hong Kong subsidiary as of December 31, 2004. Interlink is continuing to investigate this matter, which must be resolved in order to finalize the required restatements of Interlink's historical financial statements and to permit the filing of Interlink's report on Form 10-Q for the third quarter of 2005 and its 2005 Annual Report. Interlink currently expects to complete its examination of this matter and to file all required reports and restatements as quickly as possible. On the basis of its investigation to date, Interlink believes that the matter will require a reduction in inventory value at December 31, 2004 of approximately $750,000 and have a minimal effect on the 2005 quarters and full year.

As a result of the delay in the filing of its reports, Interlink will exceed the period in which to comply with applicable listing requirements. Accordingly, Interlink expects that its common stock will be delisted from Nasdaq NMS and will thereafter trade in the over-the-counter market on the "pink sheets". Interlink is currently working toward relisting on Nasdaq at the earliest available opportunity after it has filed the required reports and restatements. The Company expects to take all necessary steps to cause such relisting to occur at the earliest possible opportunity.

"Interlink's management wishes to express the highest level of concern over these inaccuracies in the Company's financial statements and the resulting compliance issues regarding applicable financial reporting requirements" said E. Michael Thoben, Interlink's Chairman, CEO and President. "The reasons for these issues are now well understood by the Company and its new financial team. Those previously responsible for the Company's financial reports and statements have been replaced, and Interlink has substantially increased the depth and expertise of its internal accounting and finance staff. As a result of these actions, I expect that Interlink's future financial statements will fully comply with all applicable standards and that Interlink will comply in a timely matter with future reporting obligations.

"Even during these difficult times, the Company has continued to execute its fundamental growth strategies", said E. Michael Thoben. "We have strengthened management, improved our business measurement systems and internal controls and further expanded our product reach in our key markets. We expect to continue to see our most significant growth in our higher margin business segments of E-Transaction, Branded Products and Specialty Components.

ABOUT INTERLINK ELECTRONICS, INC.

Interlink Electronics, Inc., [NASDAQ:LINKE], is a global leader in the design, development and manufacture of human interface products and technologies. Setting tomorrow's standards for electronic signature and e-notarization products, advanced remote controls and consumer electronics interface solutions, Interlink has established itself as one of the world's leading innovators of intuitive interface design. With more than 80 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Taiwan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.

ALL REGISTRATIONS AND TRADEMARKS ARE PROPERTIES OF THEIR RESPECTIVE OWNERS.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, technology adoption, and future business activities should be considered in light of these factors.

CONTACTS:
Investor Relations Contact:
Michelle Lockard
mlockard@interlinkelectronics.com
(805) 484-8855 ext. 114
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